Exhibit 99.1

 November 15, 2017

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2017, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

ANNUAL MEETING OF STOCKHOLDERS

The annual stockholder meeting took place on Thursday, November 9, 2017 at 10:00 am, and was held at our corporate office located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630. Messrs. J. Steven Roush and Kent Eikanas, and Ms. Suzanne Koenig were re-elected to our Board of Directors. Stockholders also approved, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers.

THIRD QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending September 30, 2017 with the Securities and Exchange Commission (the “SEC”) on November 9, 2017. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $1,190,000 for the nine months ended September 30, 2017 compared to $496,000 for the nine months ended September 30, 2016. FFO per share was $0.02 for the three months ended September 30, 2017 compared to $0.00 for the three months ended September 30, 2016, and $0.05 for the nine months ended September 30, 2017 compared to $0.02 for the nine months ended September 30, 2016. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”). For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending September 30, 2017.

Accura Healthcare of Bancroft, Bancroft, Iowa	ACQUISITION OF AN INTEREST IN SIX SKILLED NURSING/ASSISTED LIVING/INDEPENDENT LIVING FACILITIES IN IOWA

On November 8, 2017, we acquired a 10% interest in six skilled nursing/assisted living/independent living facilities, located in Iowa, for a total aggregate purchase price of $29.5 million. The facilities consist of a total of 551 licensed beds, and are leased to a third party operator. The acquisitions were made through a joint venture between a wholly-owned subsidiary of Summit and affiliates of Fantasia Holdings Group Co., Limited (“Fantasia”). Summit has partnered with Fantasia in prior acquisitions.

As of November 8, 2017, and including these facilities in Iowa, the REIT has ownership interests in 47 senior housing facilities as follows: 100% ownership of six properties, a 95% interest in five properties, a 10% interest in 32 properties, and a 20% interest in four properties.

MACKENZIE MINI-TENDER OFFER

Recently you may have received correspondence from MacKenzie Realty Capital or its affiliates (“MacKenzie”) relating to an unsolicited mini-tender offer to purchase your shares in the Company. MacKenzie was offering to purchase up to 330,000 of Summit’s shares for approximately $1.34 per share. We believe that MacKenzie’s offer price is less than the current and potential long-term value of Summit’s shares and recommended against selling shares at that price. Please be aware that Summit is not in any way affiliated with MacKenzie. On October 9, 2017, we sent our stockholders a letter advising you to reject or ignore MacKenzie’s offer.

MacKenzie’s offer price is substantially below our most recent estimated valuation (as of December 31, 2016) of $2.53 per share. In arriving at our recommendation against selling your shares to MacKenzie, we considered the historical performance of the real estate market and of our portfolio, along with our outlook with respect to executing and achieving our investment objectives in a manner that is accretive to stockholder value. Based on that review, we believe that MacKenzie is attempting to opportunistically acquire your shares in order to make a profit and, as a result, deprive you of the opportunity to recover past loss of value and realize longer term appreciation in value of your shares. We filed a Form 8-K with the SEC in response to MacKenzie’s offer, which is available on our website at www.summithealthcarereit.com.  Also see the SEC Tips for Investors on Mini-Tenders at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

Litigation Update

The trial date for the litigation involving our former advisor has been rescheduled for March 26, 2018. As stated in our SEC filings, we continue to believe that the plaintiffs’ claims are without merit. We filed motions for summary adjudication on these claims against us, and several of their claims have been stricken by the judge. The Board and management look forward to a prompt resolution of this matter so they can focus their time and the Company’s capital on efforts that we believe will be accretive to shareholder value.

Frequently Asked Questions

As we have mentioned in our previous update letters, we plan to continually address questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

Why am I getting letters from companies offering to buy my shares at a steep discount?

There are several opportunistic funds in the market that are known to make continuous mini-tender offers to investors in an attempt to buy their shares at a deep discount. Mini-tender offers make an offer that is for no more than 5% of a company’s outstanding shares in order to avoid the SEC disclosure and procedural rules that apply to larger, traditional tenders offers. Many of these funds have concluded that the company shares they are trying to purchase are undervalued and have significant upside potential. Unfortunately, some of the funds misrepresent their offers to make them look like they are coming directly from the company or that the company approves their mini-tender offer. We believe that it would be a mistake to sell your shares at a substantial discount now, and we would never approve or endorse that kind of an offer.

Is ACS Securities Services Inc. still my transfer agent?

ACS Securities Services, Inc. changed its corporate name to Conduent Securities Services (“Conduent”). Conduent is still the REIT’s transfer agent, and continues to handle all transfer agent roles and responsibilities for your Summit Healthcare REIT investment. Conduent’s phone number is still (888) 522-1771.

If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Conduent at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2016, and quarterly report for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.